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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of _____ __, 1999, by and between Martha Stewart Living Omnimedia LLC, a Delaware limited liability company ("MSLO LLC") and Martha Stewart Living Omnimedia, Inc., a Delaware corporation (the "Company").

         WHEREAS, MLSO LLC owns all the issued and outstanding shares of capital stock of the Company, and MSLO LLC has outstanding Class A membership interests ("Class A Interests"), Class B membership interests ("Class B Interests"), Class C membership interests ("Class C Interests") and Class K membership interests ("Class K Interests" and together with the Class A Interests, the Class B Interests and the Class C Interests, "Interests");

         WHEREAS, MSLO LLC and the Company desire to consummate the transactions contemplated by this Agreement in order to facilitate an initial public offering and sale by the Company of shares of its common stock (the "IPO") pursuant to a registration statement filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act");

         WHEREAS, the Company has engaged Morgan Stanley Dean Witter, Merrill Lynch & Co., Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette and Banc of America Securities LLC to act as representatives of the underwriters of the IPO (the "Underwriters") and, in connection therewith, contemplates entering into an underwriting agreement (the "Underwriting Agreement") with such persons;

         WHEREAS, Section 264 of the Delaware General Corporation Law (the "DGCL") and Section 18-209 of the Delaware Limited Liability Company Act (the "DLLCA") authorize the merger of a limited liability company organized under the laws of Delaware with and into a Delaware corporation;

         WHEREAS, the Board of Directors of each of MSLO LLC and the Company has determined that it is in the best interests of MSLO LLC and the Company, respectively, to consummate the business combination transaction provided for herein in which MSLO LLC will, subject to the terms and conditions set forth herein, merge with and into the Company (the "Merger"), with the Company surviving as the surviving corporation in the Merger; and

         WHEREAS, the parties desire to make agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

         NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
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                                   ARTICLE I

                                   THE MERGER


          Section 1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the DGCL and the DLLCA, at the Effective Time (as defined in Section 3 of this Article I), MSLO LLC shall merge with and into the Company. Upon consummation of the Merger, the separate existence of MSLO LLC shall terminate, and the Company shall be the surviving corporation under the laws of the State of Delaware (the "Surviving Corporation").



          Section 2. Effects of the Merger. The Merger shall have the effects specified in the DGCL and the DLLCA.



          Section 3. Effective Time. Subject to the terms and conditions of this Agreement, the parties shall deliver a certificate of merger to the department of state of the State of Delaware executed in accordance with Section 264 of the DGCL and Section 18-209 of the DLLCA and shall make any filings or recordings or take any other lawful actions necessary to cause the Merger to become effective. Unless the parties agree otherwise, the Merger shall become effective immediately prior to the consummation of the IPO, or at such later time as the conditions to be satisfied prior to the Merger are satisfied and a certificate of merger is duly filed with the department of state of the State of Delaware (the time the Merger becomes effective, the "Effective Time").



          Section 4. Certificate of Incorporation of the Surviving Corporation. At and after the Effective Time and without any further action on the part of MSLO LLC or the Company, the Certificate of Incorporation of the Company in effect as of the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or under applicable law.



          Section 5. By-laws of the Surviving Corporation. At and after the Effective Time and without any further action on the part of MSLO LLC or the Company, the By-laws of the Company in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or under applicable law.



          Section 6. Board of Directors and Officers of the Surviving Corporation. The directors of the Company immediately prior to the Effective Time shall be the directors, and the officers of MSLO LLC immediately prior to the Effective Time shall be the officers, of the Surviving Corporation following the Merger, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation until their successors are duly elected or appointed and qualified.



          Section 7. Conversion of MSLO LLC Interests. At the Effective Time, by virtue of the Merger and without any action on the part of MSLO LLC, the Company or the holder of any of the following securities:


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         (a) The Class A Interests in MSLO LLC outstanding immediately prior to the Effective Time shall be converted, on a pro rata basis, into the right to receive ___ shares (the "Class A Exchange Ratio") of Class B common stock, par value $0.01 per share, of the Company (the "Class B Common Stock"), representing in the aggregate 82.7566% of the outstanding Common Shares of the Company immediately following the Merger.

         (b) The Class B Interests in MSLO LLC outstanding immediately prior to the Effective Time shall be converted, on a pro rata basis, into the right to receive ___ shares (the "Class B Exchange Ratio") of Class A common stock, par value $.01 per share, of the Company ("Common Stock") representing in the aggregate 6.27% of the outstanding Common Shares of the Company immediately following the Merger.

         (c) The Class C Interests in MSLO LLC outstanding immediately prior to the Effective Time shall be converted, on a pro rata basis, into the right to receive ___ shares (the "Class C Exchange Ratio") of Common Stock, representing in the aggregate 5.9734% of the outstanding Common Shares of the Company immediately following the Merger.

         (d) The Class K Interests in MSLO LLC outstanding immediately prior to the Effective Time shall be converted, on a pro rata basis, into the right to receive ___ shares (the "Class K Exchange Ratio") of Common Stock, representing in the aggregate 5.0% of the outstanding Common Shares of the Company immediately following the Merger.

         (e) All Interests converted into the right to receive shares of Class B Common Stock or Common Stock pursuant to this Section 7 shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Interests shall thereafter cease to have any rights with respect to such Interests, except the right to receive for each of the Interests, upon the surrender of such certificate in accordance with subsection (i) below, the amount of Class B Common Stock or Common Stock, as the case may be, with respect to such class of Interests specified above.

         (f) Each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled.

         (g) Each of the then outstanding options to purchase MSLO LLC Interests (each, an "Existing Option") issued by MSLO LLC pursuant to the Martha Stewart Living Omnimedia LLC Nonqualified Class A LLC Unit/Stock Option Plan shall, by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by the Company and converted into an option (a "MSLO Option") to purchase that number of shares of Common Stock determined by multiplying the number of MSLO LLC Interests subject to such Existing Option by the Class A Exchange Ratio, at an exercise price per share of Common Stock equal to the exercise price per Interest of such Existing Option immediately prior to the Effective Time divided by the Class A Exchange Ratio, rounded down to the nearest whole cent. If the foregoing calculation results in an Existing Option being exercisable for a fraction of a share of Class A Common Stock, then the number of shares of Class A Common Stock subject to such option shall be rounded up to the nearest whole number of shares, with no cash being payable for

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such fractional share. The terms and conditions of each MSLO Option shall otherwise remain as set forth in the Existing Option converted into such MSLO Option.


          (h) The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.



          (i) Promptly upon consummation of the Merger, the Company shall make such arrangements as it deems appropriate to effect the exchange of certificates that previously evidenced Interests (the "Old Certificates") for certificates evidencing the shares of Class B Common Stock or Common Stock, as the case may be ("New Certificates"), which New Certificates such holder is entitled to receive pursuant to the terms hereof upon proper delivery of the Old Certificates and documents or evidence of payment of any transfer or other taxes as the Company and MSLO LLC may reasonably request. From and after the Effective Time, a holder of an Old Certificate shall have no further rights of any kind as a member of MSLO LLC other than the right to receive the shares of Class B Common Stock or Common Stock, as the case may be, described in this Section 7 of this Article I. In the case of lost, missing or stolen Old Certificates, the Company may require the posting of a bond or indemnity prior to the issuance of any New Certificate in respect of such Old Certificate. No fractional shares of Common Stock or Class B Common Stock shall be issued in the Merger and in lieu thereof the holders will receive cash based on the initial public offering price of a share of Common Stock times such fractional share, less applicable withholding.


                                   ARTICLE II

                                    COVENANTS

         Section 1. Distributions. Immediately prior to the Effective Time, MSLO LLC shall:


         (a) distribute pro rata to the holders of the Class A Interests, the Class B Interests and the Class C Interests, in accordance with their percentage interests as of July 26, 1999, an aggregate amount of $10.0 million, which sum represents profits of MSLO LLC, as approved by the Board of Directors of MSLO LLC on July 26, 1999;


         (b) distribute pro rata to the holders of the Interests an aggregate amount of $___ million in respect of taxes attributable to MSLO LLC prior to the Effective Time. The amount allocable to taxes in this Section 1(b) of this
Article II was based on an estimate of the income that will be reportable by MSLO LLC on its tax returns and the assumptions concerning income tax rates contained in Section 9.2 of the Fourth Amended and Restated Limited Liability Company Agreement of MSLO LLC (the "LLC Agreement"). In the event that the distribution allocated to taxes is insufficient, appropriate indemnity payments will be made by the Company pursuant to Section 1 of Article III.

         Section 2. Indemnification of Directors and Officers. From and after the Effective Time:

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         (a) the Company shall, to the fullest extent permitted under Delaware law, indemnify, defend and hold harmless the present and former officers and directors of MSLO LLC and any of its subsidiaries, and any person who is or was serving at the request of MSLO LLC as an officer or director of another person, against all losses, expenses (including reasonable legal fees), claims, damages or liabilities arising out of actions or omissions performed or omitted by such officer or director in good faith on behalf of MSLO LLC at any time prior to the Effective Time and in a manner reasonably believed to be within the scope of authority conferred on such person by the LLC Agreement, except that no person shall be entitled to be indemnified in respect of any loss, expense, claim, damage or liability incurred by such person by reason of his gross negligence, fraud or willful misconduct with respect to such acts or omissions.


         (b) to the fullest extent permitted by applicable law, reasonable expenses (including reasonable legal fees) incurred by an officer or director in defending any claim, demand, action, suit or proceeding that is subject to indemnification pursuant to Section 2(a) above shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of such person to repay such amount if it shall be determined that such person is not entitled to be indemnified as authorized in Section 2(a) above.


         Section 3. Employee Matters. From and after the Effective Time, the Company will assume and honor, in accordance with their terms, the employee plans and benefit arrangements, including employment agreements, relating to employees of MSLO LLC. The Company shall assume the obligations of MSLO LLC under the employee plans and benefit arrangements as in effect immediately prior to the Effective Time.

         Section 4. IPO. The Company shall consummate the IPO promptly following the Effective Time.

                                  ARTICLE III

                                   TAX MATTERS

         Section 1. Indemnification. From and after the Effective Time, the Company shall (without duplication for any payments in respect of taxes made under Section 4 of this Article III) indemnify, defend and hold harmless each member of MSLO LLC and their respective directors, officers, employees, affiliates, agents, successors and assigns (the "Indemnified Members") from and against any Income Taxes payable or claimed to be payable to a Governmental Authority and attributable to the income of MSLO LLC for all periods (and portions thereof) prior to the Effective Time ("Indemnified Taxes"). For all purposes of this Article III, Indemnified Members shall be deemed to pay Income Taxes at the highest marginal rates in effect for any Indemnified Member for the applicable Income Tax for the relevant year or part thereof.

         Section 2. Claims. An Indemnified Member seeking indemnification hereunder shall promptly give the Company written notice of any matter which such Indemnified Member seeking indemnification has determined did or could give rise to a right of indemnification under this Agreement, stating the amount of the Indemnified Tax, if known, and method of

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computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed. If the party seeking indemnification shall receive notice of a claim from any Governmental Authority relating to Indemnified Taxes, it shall give the Company prompt written notice thereof, and the Company shall assume and control the defense of such claim by counsel of its own choosing and at its expense. Notwithstanding the last sentence of this Section 2, if the Company does not assume and control the defense of the claim, the Indemnified Member may defend the claim, may settle the Tax claim at any time on any basis it deems reasonable and seek indemnity hereunder for the resulting Income Tax and all of its expenses and costs incurred in the defense. Each Indemnified Member shall cooperate with the Company in such defense, shall provide the Company with appropriate authorizations to represent MSLO LLC and, if necessary, the Indemnified Member and make available to the Company, at the Company's expense, all pertinent records, materials and information in their possession or under their control relating thereto as is reasonably required by the Company. Similarly, if the Indemnified Member is conducting the defense against any such claim, the Company shall cooperate with it in such defense and make available to it all such records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnified Member. No such claim may be settled by the Company without the written consent, which shall not be unreasonably withheld, of the Indemnified Member except where the settlement thereof involved the payment of money only and the Indemnified Member is fully indemnified by the Company for such payment, in which case such member's consent shall not be required. The Indemnified Member shall not, without the written consent of the Company, settle any claim which is being defended in good faith by the Company.

         Section 3. Definitions. For purposes of this Article III, the following terms shall have the respective meanings set forth below:

         (a) "Governmental Authority" shall mean a local, municipal, governmental, state, foreign, federation or other body, including agencies and instrumentalities of the foregoing.

         (b) "Income Tax" shall mean any federal, state, local or foreign income tax, including any interest, penalty or addition thereto imposed by a Governmental Authority, whether disputed or not.

         Section 4. Filing Responsibility. The Company shall prepare and file, or shall cause to be prepared and filed, all information, income and other returns (including schedules thereto) with respect to Income Taxes that were not required to be filed (including extensions ) by MSLO LLC prior to the Effective Time (the "Post Closing Returns"). The Company agrees that, except to the extent contrary to law or applicable regulation, it will take no position in the Post Closing Returns that is inconsistent with that taken in the most recent returns filed by MSLO LLC. The Company shall pay to each member of MSLO LLC an amount equal to the excess, if any, of (i) all Income Taxes payable by such member that are attributable to the income reported on the Post Closing Returns over (ii) the amount distributed to such member with respect to taxes pursuant to Section 1(b) of Article II. For all purposes of this Section 4 of Article III, members

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shall be deemed to pay Income Taxes at the highest marginal rates in effect for any member for the applicable Income Tax for the relevant year or part thereof.


                                   ARTICLE IV

                            CONDITIONS TO THE MERGER

     Section 1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the following conditions, which may not be waived:

         (a) All necessary filings shall have been made and all necessary approvals shall have been obtained.

         (b) This Agreement shall have been approved and adopted by (i) the vote of the members of MSLO LLC required by the LLC Agreement and the DLLCA and (ii) by the vote of the sole shareholder of the Company required by its Certificate of Incorporation and the DGCL.

         (c) All conditions precedent to the consummation of the IPO (other than effectiveness of the Merger) shall have been satisfied or waived (including the conditions to the obligations of the parties to the Underwriting Agreement).

         (d) The proposed Stockholders' Agreement, to be dated _______, 1999 or such other date that the Merger becomes effective, the form of which is attached hereto as Exhibit A, shall have been executed and delivered by the parties thereto.

                                   ARTICLE V

                                   TERMINATION

     Section 1. Amendment and Termination. This Agreement may be amended or terminated at any time prior to the Effective Time by the mutual consent of the parties hereto in a written instrument, if the Board of Directors of each so determines by a vote of a majority of all of its members and, if required by applicable law, approved by a majority of all members or stockholders of each.


     Section 2. Effect of Termination. In the event of termination of this Agreement by any party hereto as provided in this Article V, this Agreement shall forthwith become void and have no effect, and no party hereto nor any of their respective officers or directors or partners shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby.


                                   ARTICLE VI

                            MISCELLANEOUS PROVISIONS

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     Section 1. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles.

     Section 2. Severability; No Third Party Beneficiaries. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.


                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

     Section 1. Subscription Obligations. By entry into and consummation of this Merger Agreement, the Company agrees that from and after the Effective Time, it shall assume and satisfy all of the obligations of MSLO LLC to provide magazines to subscribers whose subscriptions start before but end after the Effective Time and to provide refunds to such of those subscribers who cancel their subscriptions (collectively, the "Subscription Liability") in accordance with MSLO LLC's policies. In consideration for the assumption of the Subscription Liability, MSLO LLC shall pay to the Company an amount equal to the amount of its deferred subscription income as set forth on its books of account, which payment shall be conveyed to the Company in and as part of the Merger. For all purposes, the foregoing payment by MSLO LLC to the Company for the assumption of the Subscription Liability shall be accepted and treated as separate consideration for the Company's assumption of the Subscription Liability. The Company agrees that after the Effective Time its obligations to satisfy the Subscription Liability as provided for in this Section 1 of Article VII may be enforced by any member of MSLO LLC as constituted immediately prior to the Effective Time for and on behalf of MSLO LLC and such members.

     Section 2. Agent For MSLO LLC. MSLO LLC, if requested by the Company, shall designate the Company as its agent to act in its name , place and stead to carry out its obligations under Section 1 of this Article VII.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                        MARTHA STEWART LIVING OMNIMEDIA LLC



                                        By:
                                           Name:
                                           Title:



                                        MARTHA STEWART LIVING OMNIMEDIA, INC.



                                        By:
                                           Name:
                                           Title:


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